Exhibit 99.1
NEWS RELEASE
July 27, 2022

HELMERICH & PAYNE, INC. ANNOUNCES THIRD QUARTER RESULTS
•The Company reported fiscal third quarter net income of $0.16 per diluted share; including select items(1) of $(0.11) per diluted share

•H&P's North America Solutions segment exited the third quarter of fiscal year 2022 with 175 active rigs

•Quarterly North America Solutions operating income increased $56 million sequentially, while direct margins(2) increased $53 million to $168 million sequentially, as revenues increased by $77 million to $486 million and expenses increased by $24 million to $318 million

•North America Solutions revenue per day increased approximately $1,950/day or 8% to $26,500/day on a sequential basis, while direct margins(2) per day increased approximately $2,850/day or 37% to $10,600/day

•Expect North America Solutions direct margins(2) to increase by approximately 15% on sequential basis with only a modest increase in revenue days in the fourth quarter of fiscal year 2022

•On May 31, 2022, the Board of Directors of the Company declared a quarterly cash dividend of $0.25 per share, payable on September 1, 2022 to stockholders of record at the close of business on August 17, 2022

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $18 million, or $0.16 per diluted share, from operating revenues of $550 million for the quarter ended June 30, 2022, compared to a net loss of $5 million, or $(0.05) per diluted share, on operating revenues of $468 million for the quarter ended March 31, 2022. The net income per diluted share for the third quarter of fiscal year 2022 and the net loss per diluted share for the second quarter of fiscal year 2022 include $(0.11) and $0.12, respectively, of after-tax losses and gains comprised of select items(1). For the third quarter of fiscal year 2022, select items(1) were comprised of:

•$(0.11) of after-tax losses pertaining to non-cash fair market value adjustments to equity investments

Net cash provided by operating activities was $98 million for the third quarter of fiscal year 2022 compared to $23 million in the prior quarter.

Helmerich & Payne | 1437 South Boulder Ave. | Suite 1400
Tulsa, OK 74119 | 918.588.5190 | helmerichpayne.com

News Release
July 27, 2022

    President and CEO John Lindsay commented, "I am pleased with our performance during the quarter. Our financial results are beginning to reflect the benefits of a number of strategic initiatives, particularly those impacting pricing in our North America Solutions segment. The efforts made earlier this calendar year to achieve more sustainable contract economics continue and will accumulate further as pricing improves across our super-spec FlexRig® fleet. We recognize that we still have further to go before achieving returns that fully reflect the value we deliver to customers and will continue to push on this front. Our scale and technology enhance profitability in the US and these advantages are also providing a pathway to grow internationally, both of which will ultimately lead to improved economic returns for all our stakeholders over time.

"As expected, we ended the quarter at 175 rigs representing only a modest rig count growth during the quarter. Fiscal discipline together with additional contractual churn allowed us to re-contract rigs without incurring additional reactivation costs and redeploy them at significantly higher rates. Our rapidly improving contract economics are primarily driven by H&P's value proposition to customers in a tight market for readily available super-spec rigs. We believe the drilling solutions and outcomes we provide are increasingly being recognized and coveted by customers. Capital discipline by many among the land drillers combined with supply chain and labor constraints are governing the drilling industry's cadence of reactivating idle super-spec rigs at scale. This will likely perpetuate the supply-demand tightness for super-spec rigs leading to further improvements in our contract economics. H&P is preparing to respond to the future demand for super-spec rigs from our idled FlexRig® fleet in fiscal year 2023, and we will do so by applying the same disciplined approach, focusing on financial returns, and seeking to receive commensurate compensation for the value we are providing.
"Our Offshore Gulf of Mexico segment has provided steady contribution to the Company over several decades, particularly during the recent pandemic. We have increased pricing offshore as well and expect the margin contribution to improve going forward at a moderately higher level. On the international front, activity continues to tick higher with the potential for further improvements in our South American operations in the coming quarters. In the Middle East, preparations are underway to export some of our idle super-spec capacity as part of our hub strategy. Current plans have one rig moving in the coming months with others possible shortly thereafter depending on the timing of opportunities in the region compared to other competing international locations. We view this as an important step in establishing our Middle East hub and expanding our presence within the region as part of a longer-term growth strategy."
    Senior Vice President and CFO Mark Smith also commented, "Our financial results reflect the margin expansion we are experiencing which is frankly needed to sustain our capital intensive and technologically demanding business in the long term. We anticipate further improvements in the coming quarters as our contracts in our North America Solutions segment continue to reprice at higher levels.
"Coinciding with the improvements in margins is the amount of cash we expect to generate from our operations. Cash returns to shareholders remain a top priority with our existing dividend and we have a desire to augment these returns in the future. However, our strong capital discipline dictates that we take a measured approach, especially as we head into our fourth fiscal quarter and look ahead into fiscal 2023 considering upcoming maintenance and reactivation capex and potential investments toward further international expansion."
    John Lindsay concluded, “On a daily basis, I get to see the achievements attained by the strong dedication of our employees and the passion they bring to the Company; striving to do better than the day before and enhancing the value we provide to our customers and shareholders. As we move forward, I am confident our shared values and commitments will endure and enable the Company to maintain its leadership position within the oil service industry."

News Release
July 27, 2022

Operating Segment Results for the Third Quarter of Fiscal Year 2022
North America Solutions:
This segment had operating income of $57.4 million compared to operating income of $1.3 million during the previous quarter. The increase in operating income was primarily due to improving contract economics and modestly higher activity levels during the quarter.

Direct margins(2) increased by $53.2 million to $167.6 million as both revenues and expenses increased sequentially. Operating results continue to be negatively impacted by the costs associated with reactivating rigs; $6.5 million in the third fiscal quarter compared to $14.2 million in the previous quarter.

International Solutions:
This segment had an operating loss of $6.6 million compared to an operating loss of $0.8 million during the previous quarter. The decrease in operating income is primarily attributable to costs incurred with establishing our Middle East hub, which includes preparing a rig to be exported from the U.S.

Direct margins(2) during the third fiscal quarter were a negative $3.2 million compared to a positive $2.3 million during the previous quarter. Current quarter results included a $1.1 million foreign currency loss compared to a $2.4 million foreign currency loss the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $5.9 million compared to operating income of $5.3 million during the previous quarter. Direct margins(2) for the quarter were $8.8 million compared to $8.3 million in the prior quarter.

Operational Outlook for the Fourth Quarter of Fiscal Year 2022
North America Solutions:
•We expect North America Solutions direct margins(2) to be between $185-$205 million, which includes approximately $6.0 million in estimated reactivation costs
•We expect to exit the quarter at approximately 176 contracted rigs
International Solutions:
•We expect International Solutions direct margins(2) to be between $4 - $7 million, exclusive of any foreign exchange gains or losses
•International Solutions direct margins(2) are still expected to be negatively impacted by costs associated with establishing a Middle East hub
Offshore Gulf of Mexico:
•We expect Offshore Gulf of Mexico direct margins(2) to be between $9-$11 million

News Release
July 27, 2022
Other Estimates for Fiscal Year 2022
•Gross capital expenditures are still expected to be approximately $250 to $270 million; ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are still expected to total approximately $45 million in fiscal year 2022
•Depreciation and amortization expenses are still expected to be approximately $405 million
•Research and development expenses for fiscal year 2022 are still expected to be roughly $27 million
•Selling, general and administrative expenses for fiscal year 2022 are still expected to be just over $180 million
Select Items Included in Net Income per Diluted Share

Third quarter of fiscal year 2022 net income of $0.16 per diluted share included $(0.11) in after-tax losses comprised of the following:
•$(0.11) of non-cash after-tax losses related to fair market value adjustments to equity investments
•$(0.00) of after-tax losses related to restructuring charges

Second quarter of fiscal year 2022 net loss of $(0.05) per diluted share included $0.12 in after-tax gains comprised of the following:
•$0.13 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.00) of after-tax losses related to restructuring charges
•$(0.01) of after-tax losses related to the sale of assets

Conference Call
A conference call will be held on Thursday, July 28, 2022, at 11:00 a.m. (ET) with John Lindsay, President and CEO, Mark Smith, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s third quarter fiscal year 2022 results. Dial-in information for the conference call is (877) 830-2596 for domestic callers or (785) 424-1881 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.
Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P strives to operate with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world.  H&P also develops and implements advanced automation, directional drilling and survey management technologies. As of June 30, 2022, H&P's fleet included 236 land rigs in the U.S., 28 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
July 27, 2022
Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding our future financial position, operations outlook, business strategy, dividends, share repurchases, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, spot contract economics, future supply-demand tightness, capex spending and outlook for international markets are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

We use our Investor Relations website as a channel of distribution for material company information. Such information is routinely posted and accessible on our Investor Relations website at www.helmerichpayne.com.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the U.S. and other jurisdictions.
(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside of the Company's core business operations. See — Non-GAAP Measurements.

(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the fourth quarter of fiscal 2022 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

Contact:  Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
July 27, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Six Months Ended
(in thousands, except per share amounts)	June 30,	March 31,	June 30,	June 30,	June 30,
	2022	2022	2021	2022	2021
OPERATING REVENUES
Drilling services	$547,906	$465,370	$329,774	$1,420,810	$868,581
Other	2,327	2,227	2,439	6,802	6,180
	550,233	467,597	332,213	1,427,612	874,761
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	376,210	339,759	255,471	1,015,621	684,473
Other operating expenses	1,053	1,181	1,481	3,416	4,117
Depreciation and amortization	100,741	102,937	104,493	304,115	317,771
Research and development	6,511	6,387	5,610	19,425	16,527
Selling, general and administrative	44,933	47,051	41,719	135,699	120,371
Asset impairment charge	—	—	2,130	4,363	56,414
Restructuring charges	33	63	2,110	838	3,856
Gain on reimbursement of drilling equipment	(9,895)	(6,448)	(4,268)	(21,597)	(10,207)
Other (gain) loss on sale of assets	(3,075)	(716)	834	(2,762)	12,952
	516,511	490,214	409,580	1,459,118	1,206,274
OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	33,722	(22,617)	(77,367)	(31,506)	(331,513)
Other income (expense)
Interest and dividend income	5,313	3,399	1,527	11,301	8,225
Interest expense	(4,372)	(4,390)	(5,963)	(14,876)	(17,861)
Gain (loss) on investment securities	(14,310)	22,132	2,409	55,684	7,853
Loss on extinguishment of debt	—	—	—	(60,083)	—
Other	(1,148)	(476)	(970)	(2,166)	(3,027)
	(14,517)	20,665	(2,997)	(10,140)	(4,810)
Income (loss) from continuing operations before income taxes	19,205	(1,952)	(80,364)	(41,646)	(336,323)
Income tax expense (benefit)	1,730	2,672	(23,659)	(3,166)	(78,398)
Gain (loss) from continuing operations	17,475	(4,624)	(56,705)	(38,480)	(257,925)
Income (loss) from discontinued operations before income taxes	277	(352)	1,150	(106)	10,936
Income tax provision	—	—	—	—	—
Income (loss) from discontinued operations	277	(352)	1,150	(106)	10,936
NET INCOME (LOSS)	$17,752	$(4,976)	$(55,555)	$(38,586)	$(246,989)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.16	$(0.05)	$(0.53)	$(0.37)	$(2.40)
Income from discontinued operations	$—	$—	$0.01	$—	$0.10
Net income (loss)	$0.16	$(0.05)	$(0.52)	$(0.37)	$(2.30)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.16	$(0.05)	$(0.53)	$(0.37)	$(2.40)
Income from discontinued operations	$—	$—	$0.01	$—	$0.10
Net income (loss)	$0.16	$(0.05)	$(0.52)	$(0.37)	$(2.30)

Weighted average shares outstanding (in thousands):
Basic	105,289	105,393	107,896	106,092	107,790
Diluted	106,021	105,393	107,896	106,092	107,790

News Release
July 27, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	June 30,	September 30,
(in thousands except share data and share amounts)	2022	2021
ASSETS
Current Assets:
Cash and cash equivalents	$188,663	$917,534
Short-term investments	144,331	198,700
Accounts receivable, net of allowance of $3,032 and $2,068, respectively	397,880	228,894
Inventories of materials and supplies, net	86,091	84,057
Prepaid expenses and other, net	103,589	85,928
Assets held-for-sale	25,604	71,453
Total current assets	946,158	1,586,566

Investments	213,956	135,444
Property, plant and equipment, net	2,987,107	3,127,287
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	68,950	73,838
Operating lease right-of-use assets	40,539	49,187
Other assets, net	20,247	16,153
Total other noncurrent assets	175,389	184,831

Total assets	$4,322,610	$5,034,128

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$119,972	$71,996
Dividends payable	26,693	27,332
Current portion of long-term debt, net	—	483,486
Accrued liabilities	254,611	283,492
Total current liabilities	401,276	866,306

Noncurrent Liabilities:
Long-term debt, net	542,290	541,997
Deferred income taxes	527,545	563,437
Other	116,770	147,757
Noncurrent liabilities - discontinued operations	2,061	2,013
Total noncurrent liabilities	1,188,666	1,255,204

Shareholders' Equity:
Common stock, $.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of both June 30, 2022 and September 30, 2021, and 105,290,017 and 107,898,859 shares outstanding as of June 30, 2022 and September 30, 2021, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	521,439	529,903
Retained earnings	2,454,726	2,573,375
Accumulated other comprehensive loss	(19,067)	(20,244)
Treasury stock, at cost, 6,932,848 shares and 4,324,006 shares as of June 30, 2022 and September 30, 2021, respectively	(235,652)	(181,638)
Total shareholders’ equity	2,732,668	2,912,618
Total liabilities and shareholders' equity	$4,322,610	$5,034,128

News Release
July 27, 2022

HELMERICH & PAYNE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended June 30,
(in thousands)	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(38,586)	$(246,989)
Adjustment for (income) loss from discontinued operations	106	(10,936)
Loss from continuing operations	(38,480)	(257,925)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	304,115	317,771
Asset impairment charge	4,363	56,414
Amortization of debt discount and debt issuance costs	880	994
Loss on extinguishment of debt	60,083	—
Provision for credit loss	1,022	8
Stock-based compensation	21,214	21,240
Gain on investment securities	(55,684)	(7,853)
Gain on reimbursement of drilling equipment	(21,597)	(10,207)
Other (gain) loss on sale of assets	(2,762)	12,952
Deferred income tax benefit	(36,614)	(66,102)
Other	(2,765)	8,849
Changes in assets and liabilities	(117,074)	13,721
Net cash provided by operating activities from continuing operations	116,701	89,862
Net cash used in operating activities from discontinued operations	(60)	(41)
Net cash provided by operating activities	116,641	89,821

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(174,958)	(49,173)
Other capital expenditures related to assets held-for-sale	(18,228)	—
Purchase of short-term investments	(109,318)	(234,465)
Purchase of long-term investments	(47,210)	(2,319)
Proceeds from sale of short-term investments	161,766	139,430
Proceeds from sale of long-term investments	22,042	—
Proceeds from asset sales	50,260	26,775
Other	(7,500)	—
Net cash used in investing activities	(123,146)	(119,752)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(80,702)	(81,815)
Payments for employee taxes on net settlement of equity awards	(5,515)	(2,160)
Payment of contingent consideration from acquisition of business	(250)	(250)
Payments for early extinguishment of long-term debt	(487,148)	—
Make-whole premium payment	(56,421)	—
Share repurchases	(76,999)	—
Other	(587)	(719)
Net cash used in financing activities	(707,622)	(84,944)
Net decrease in cash and cash equivalents and restricted cash	(714,127)	(114,875)
Cash and cash equivalents and restricted cash, beginning of period	936,716	536,747
Cash and cash equivalents and restricted cash, end of period	$222,589	$421,872

News Release
July 27, 2022

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except operating statistics)	2022	2022	2021	2022	2021
NORTH AMERICA SOLUTIONS
Operating revenues	$486,004	$408,814	$281,132	$1,235,852	$733,061
Direct operating expenses	318,400	294,397	206,172	869,365	549,322
Depreciation and amortization	93,612	95,817	96,997	283,050	297,238
Research and development	6,545	6,420	5,605	19,533	16,400
Selling, general and administrative expense	10,069	10,883	12,583	31,781	37,223
Asset impairment charge	—	—	2,130	1,868	56,414
Restructuring charges	25	—	1,388	498	2,969
Segment operating income (loss)	$57,353	$1,297	$(43,743)	$29,757	$(226,505)
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	167,604	114,417	74,960	366,487	183,739
Revenue days[3]	15,796	14,752	10,854	43,494	27,770
Average active rigs[4]	174	164	119	159	102
Number of active rigs at the end of period[5]	175	171	121	175	121
Number of available rigs at the end of period	236	236	242	236	242
Reimbursements of "out-of-pocket" expenses	$67,218	$46,664	$33,282	$157,010	$79,361

INTERNATIONAL SOLUTIONS
Operating revenues	29,118	27,422	15,278	93,699	40,609
Direct operating expenses	32,364	25,171	16,690	81,666	50,931
Depreciation	1,175	1,049	573	2,979	1,361
Selling, general and administrative expense	2,129	2,050	1,346	5,908	3,463
Asset impairment charge	—	—	—	2,495	—
Restructuring charges	—	—	207	—	207
Segment operating income (loss)	$(6,550)	$(848)	$(3,538)	$651	$(15,353)
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	(3,246)	2,251	(1,412)	12,033	(10,322)
Revenue days[3]	718	636	488	2,010	1,229
Average active rigs[4]	8	7	5	7	5
Number of active rigs at the end of period[5]	9	6	6	9	6
Number of available rigs at the end of period	28	28	32	28	32
Reimbursements of "out-of-pocket" expenses	$699	$1,226	$1,152	$3,368	$5,324

OFFSHORE GULF OF MEXICO
Operating revenues	$32,701	$29,147	$33,364	91,162	94,911
Direct operating expenses	23,922	20,884	24,127	65,517	73,452
Depreciation	2,328	2,401	2,938	7,109	8,137
Selling, general and administrative expense	579	584	592	1,920	1,895
Segment operating income	$5,872	$5,278	$5,707	$16,616	$11,427
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	8,779	8,263	9,237	25,645	21,459
Revenue days[3]	364	360	364	1,092	1,184
Average active rigs[4]	4	4	4	4	4
Number of active rigs at the end of period[5]	4	4	4	4	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,219	$5,809	$8,342	$19,103	$21,403

1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
3)Defined as the number of contractual days we recognized revenue for during the period.
4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (e.g. 91 days for the three months ended June 30, 2022 and 2021, 90 days for the three months ended March 31, 2022 and 273 days for the nine months ended June 30, 2022 and 2021).
5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
July 27, 2022

Segment reconciliation amounts were as follows:

	Three Months Ended June 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$486,004	$29,118	$32,701	$2,410	$—	$550,233
Intersegment	—	—	—	14,725	(14,725)	—
Total operating revenue	$486,004	$29,118	$32,701	$17,135	$(14,725)	$550,233

Direct operating expenses	$308,238	$32,208	$22,123	$14,694	$—	$377,263
Intersegment	10,162	156	1,799	(4)	(12,113)	—
Total drilling services & other operating expenses	$318,400	$32,364	$23,922	$14,690	$(12,113)	$377,263

	Nine Months Ended June 30, 2022
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico	Other	Eliminations	Total
Operating revenue	$1,235,852	$93,699	$91,162	$6,899	$—	$1,427,612
Intersegment	—	—	—	41,577	(41,577)	—
Total operating revenue	$1,235,852	$93,699	$91,162	$48,476	$(41,577)	$1,427,612

Direct operating expenses	$840,501	$81,252	$60,059	$37,225	$—	$1,019,037
Intersegment	28,864	414	5,458	63	(34,799)	—
Total drilling services & other operating expenses	$869,365	$81,666	$65,517	$37,288	$(34,799)	$1,019,037

The following table reconciles segment operating income (loss) per the information above to income (loss) from continuing operations before income taxes as reported on the Unaudited Condensed Consolidated Statements of Operations:

	Three Months Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Operating income (loss)
North America Solutions	$57,353	$1,297	$(43,743)	$29,757	$(226,505)
International Solutions	(6,550)	(848)	(3,538)	651	(15,353)
Offshore Gulf of Mexico	5,872	5,278	5,707	16,616	11,427
Other	1,965	3,167	(4,670)	9,061	(1,631)
Eliminations	(2,140)	(2,031)	(3,298)	(5,453)	(8,857)
Segment operating income (loss)	$56,500	$6,863	$(49,542)	$50,632	$(240,919)
Gain on reimbursement of drilling equipment	9,895	6,448	4,268	21,597	10,207
Other gain (loss) on sale of assets	3,075	716	(834)	2,762	(12,952)
Corporate selling, general and administrative costs, corporate depreciation, and corporate restructuring charges	(35,748)	(36,644)	(31,259)	(106,497)	(87,849)
Operating income (loss) from continuing operations	$33,722	$(22,617)	$(77,367)	$(31,506)	$(331,513)
Other income (expense):
Interest and dividend income	5,313	3,399	1,527	11,301	8,225
Interest expense	(4,372)	(4,390)	(5,963)	(14,876)	(17,861)
Gain (loss) on investment securities	(14,310)	22,132	2,409	55,684	7,853
Loss on extinguishment of debt	—	—	—	(60,083)	—
Other	(1,148)	(476)	(970)	(2,166)	(3,027)
Total unallocated amounts	(14,517)	20,665	(2,997)	(10,140)	(4,810)
Income (loss) from continuing operations before income taxes	$19,205	$(1,952)	$(80,364)	$(41,646)	$(336,323)

News Release
July 27, 2022

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	July 27,	June 30,	March 31,	Q3FY22
	2022	2022	2022	Average
U.S. Land Operations
Term Contract Rigs	116	115	103	113
Spot Contract Rigs	60	60	68	61
Total Contracted Rigs	176	175	171	174
Idle or Other Rigs	60	61	65	62
Total Marketable Fleet	236	236	236	236

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 6/30/22)

	Q4	Q1	Q2	Q3	Q4	Q1	Q2
Segment	FY22	FY23	FY23	FY23	FY23	FY24	FY24
U.S. Land Operations	116.5	77.2	34.9	24.9	17.4	13.4	10.9
International Land Operations	8.4	8.8	8.0	6.8	5.5	5.0	4.0
Offshore Operations	—	—	—	—	—	—	—
Total	124.9	86.0	42.9	31.7	22.9	18.4	14.9
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

Non-GAAP Measurements

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET LOSS(**)

	Three Months Ended June 30, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$17,752	$0.16
(-) Fair market adjustments to equity investments	$(14,268)	$(3,028)	(11,240)	(0.11)
(-) Restructuring charges	(33)	(68)	35	—
Adjusted net loss (Non-GAAP)			$28,957	$0.27

	Three Months Ended March 31, 2022
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net loss (GAAP basis)			$(4,976)	$(0.05)
(-) Fair market adjustments to equity investments	$22,308	$8,483	13,825	0.13
(-) Restructuring charges	(63)	(10)	(53)	—
(-) Loss related to the sale of equipment	(1,353)	(205)	(1,148)	(0.01)
Adjusted net loss (Non-GAAP)			$(17,600)	$(0.17)

(**)Select items and adjusted net loss are considered non-GAAP metrics. The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
July 27, 2022
NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended June 30, 2022
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions
Segment operating income (loss)	$57,353	$5,872	$(6,550)
Add back:
Depreciation and amortization	93,612	2,328	1,175
Research and development	6,545	—	—
Selling, general and administrative expense	10,069	579	2,129
Restructuring charges	25	—	—
Direct margin (Non-GAAP)	$167,604	$8,779	$(3,246)

	Three Months Ended March 31, 2022
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions
Segment operating income (loss)	$1,297	$5,278	$(848)
Add back:
Depreciation and amortization	95,817	2,401	1,049
Research and development	6,420	—	—
Selling, general and administrative expense	10,883	584	2,050
Direct margin (Non-GAAP)	$114,417	$8,263	$2,251

	Three Months Ended June 30, 2021
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions
Segment operating income (loss)	$(43,743)	$5,707	$(3,538)
Add back:
Depreciation and amortization	96,997	2,938	573
Research and development	5,605	—	—
Selling, general and administrative expense	12,583	592	1,346
Asset impairment charge	2,130	—	—
Restructuring charges	1,388	—	207
Direct margin (Non-GAAP)	$74,960	$9,237	$(1,412)

News Release
July 27, 2022

	Nine Months Ended June 30, 2022
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions
Segment operating income	$29,757	$16,616	$651
Add back:
Depreciation and amortization	283,050	7,109	2,979
Research and development	19,533	—	—
Selling, general and administrative expense	31,781	1,920	5,908
Asset impairment charge	1,868	—	2,495
Restructuring charges	498	—	—
Direct margin (Non-GAAP)	$366,487	$25,645	$12,033

	Nine Months Ended June 30, 2021
(in thousands)	North America Solutions	Offshore Gulf of Mexico	International Solutions
Segment operating income (loss)	$(226,505)	$11,427	$(15,353)
Add back:
Depreciation and amortization	297,238	8,137	1,361
Research and development	16,400	—	—
Selling, general and administrative expense	37,223	1,895	3,463
Asset impairment charge	56,414	—	—
Restructuring charges	2,969	—	207
Direct margin (Non-GAAP)	$183,739	$21,459	$(10,322)